Exhibit 10.2

EXECUTION VERSION

May 27, 2009

To:	Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, TX 75252

Attn:	Chief Financial Officer
Telephone:	(972) 348-5100
Facsimile:	(972) 348-5326

From:	[Dealer]
[Address]

	Attn:	[ ]
	Telephone:	[ ]
	Facsimile:	[ ]

Re:	Convertible Bond Hedge Transaction
(Transaction Reference Number: )

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [Dealer] (“Dealer”) and Alliance Data Systems Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of June 2, 2009 between Counterparty and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Indenture”), relating to the USD300,000,000 principal amount of 4.75% convertible senior notes due 2014 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than for purposes of Section 8(a)(i) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 27, 2009

Effective Date:	The closing date for the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.01 per share (Exchange Symbol: “ADS”).

Number of Options:	The number of Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities. For the avoidance of doubt, the Number of Options shall not be increased as a result of the exercise by Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the Initial Purchasers (as defined in the Purchase Agreement), of their option pursuant to Section 2(c) of the Purchase Agreement dated as of May 27, 2009 among Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the Initial Purchasers party thereto (the “Purchase Agreement”).

Number of Shares:	As of any date, the product of the Number of Options, the Conversion Rate and the Applicable Percentage.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Sections 15.03 or 15.04(i) of the Indenture.

Applicable Percentage:	[ ]%[1]

Premium:	USD[ ][2] (Premium per Option USD[ ]3 ).

Premium Payment Date:	The Effective Date.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring

[1]	For Bank of America, N.A. (“BofA”), insert 50%. For each of Barclays Bank PLC (“Barclays”) and JPMorgan Chase Bank, National Association, London Branch (“JPM”), insert 25%.
[2]	For BofA, insert 35,115,000. For each of Barclays and JPM, insert 17,557,500.
[3]	For BofA, insert 117.05. For each of Barclays and JPM, insert 58.5250.

during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted and meet the requirements for conversion on such Conversion Date in accordance with the terms of the Indenture (excluding Convertible Securities submitted on such date with respect to which Counterparty makes an “Exchange in Lieu of Conversion” election (an “Exchange Election”) pursuant to Section 15.11 of the Indenture (“Excluded Convertible Securities”)) (such Convertible Securities, other than Excluded Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date). For the avoidance of doubt, Counterparty will not provide Dealer with a Notice of Exercise with respect to any Excluded Convertible Securities for what would otherwise be the corresponding Conversion Date, and such Excluded Convertible Securities may subsequently trigger the exercise of Options hereunder if such Excluded Convertible Securities are resubmitted and meet the requirements for conversion in accordance with the terms of the Indenture (and are not subject to a subsequent Exchange Election).

If the financial institution designated in connection with any Exchange Election does not accept any Excluded Convertible Securities for exchange or does not timely deliver the related conversion consideration for any accepted securities (a “Failed Exchange Election”), Counterparty will promptly provide Dealer with notice of such Failed Exchange Election, which notice shall specify the number of Options corresponding to such Excluded Convertible Securities, and such Failed Exchange Election shall be an Additional Termination Event as to which the portion of the Transaction described below shall be the sole Affected Transaction, Counterparty shall be the sole Affected Party, and Dealer will promptly designate an Early Termination Date pursuant to Section 6(b) of the Agreement with respect to the number of Options corresponding to such Excluded Convertible Securities; provided that the Early Termination Amount with respect to such number of Options shall be capped so that it does not exceed the value of the Delivery Obligation that Dealer would have been required to deliver hereunder if such Options had been exercised.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day prior to the first “Scheduled Trading Day” (as defined in the Indenture) of the “Cash Settlement Averaging Period” (as defined in the Indenture and, for the avoidance of doubt, irrespective of whether Counterparty’s election of the settlement method with respect to the Relevant

Convertible Securities includes any portion thereof to be delivered in cash) relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period beginning on, and including, January 13, 2014 and ending on, and including, the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Final Conversion Period”), the Notice Deadline shall be the Exchange Business Day immediately following such Conversion Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 P.M., New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first “Scheduled Trading Day” of the “Cash Settlement Averaging Period” (each as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clause (i) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities.

For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Notice Deadline, but prior to (x) in the case of the Final Conversion Period, 5:00 P.M. New York City time, on the Scheduled Trading Day immediately preceding the relevant Settlement Date and (y) in all other cases, 5:00 P.M. New York City time, on the fifth Exchange Business Day following the Notice Deadline, in which event, except in the case of the Final Conversion Period, the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

Notice of Specified Dollar Amount for Conversions during the Free Convertibility Period:	Counterparty shall notify Dealer in writing before 5:00 P.M. (New York City time) on the “Scheduled Trading Day” immediately prior to January 13, 2014 of the election by the Counterparty, in accordance with Section 15.02(b)(iii) of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (each as defined in the Indenture) applicable to the Relevant Convertible Securities with a Conversion Date occurring on or after January 13, 2014 and ending on, and including, the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Free Convertibility Period”). If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 for all conversions occurring during the Free Convertibility Period. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date occurring during the Free Convertibility Period in the same manner as provided in the Notice of Specified Dollar Amount for Conversions during the Free Convertibility Period it provides or is deemed to have provided hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 15.01(a) of the Indenture; provided that the Settlement Date will not be prior to the latest of (i) the date that is one Settlement Cycle following the final day of the relevant Cash Settlement Averaging Period (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”), (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 P.M., New York City time and (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the product of (i) the Applicable Percentage and (ii) the aggregate number of Shares that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 15.02(b) of the Indenture and/or the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 15.02(b) of the Indenture and cash in lieu of fractional Shares, if any, as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Sections 15.03 or 15.04(i) of the Indenture; and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate set forth in Section 15.03 of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include the Applicable Percentage of such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant Cash Settlement Averaging Period (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”)) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 15.03 of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation). Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the Applicable Percentage of the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant Cash Settlement Averaging Period (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”)).

Convertible Security Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Specified Dollar Amount for Conversions during the Free Convertibility Period, as the case may be) that it has elected (or been deemed to have elected) to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 15.02(b)(iii) of the Indenture (a “Cash Election”) with a

“Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty (or been deemed to have elected) in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Cash Settlement Averaging Period” (as defined in the Indenture) consisted of 80 “Trading Days” commencing on (x) the third “Scheduled Trading Day” (each as defined in the Indenture) after the Conversion Date for conversions occurring prior to the Free Convertibility Period or (y) the 82 “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture) for conversions occurring during the Free Convertibility Period.

Notice of Delivery Obligation:	No later than the second Exchange Business Day immediately following the last day of the relevant Cash Settlement Averaging Period (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”), Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Specified Dollar Amount for Conversions during the Free Convertibility Period or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. Section 9.11 of the Equity Definitions shall be amended by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 15.04(a)-(e) of the Indenture, the Calculation Agent shall make a corresponding adjustment to any variable relevant to the exercise, settlement, payment or other terms of the Transaction to the extent an analogous adjustment is made under the Indenture. Promptly following the calculation of any adjustment to the Conversion Rate pursuant to the terms of the Indenture, Counterparty shall notify the Calculation Agent in writing of the details of such adjustment.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 15.06 of the Indenture.

Consequences of Merger Events:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Sections 15.03 or 15.04(i) of the Indenture; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, and the Calculation Agent determines that (x) treating such shares or depositary receipts as “Reference Property” (as such term is defined in the Indenture) will have a material adverse effect on Dealer’s rights or obligations in respect of the Transaction, on its Hedging Activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing and (y) Dealer cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning its rights and obligations under this Confirmation and the Agreement pursuant to Section 8(f) to an affiliate of Dealer that regularly engages in transactions similar to the Transaction or (II) amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments), then Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event on or prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration to be received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by (i) deleting the word “or” after the parenthetical “(including, without limitation, any tax law)” in clause (A) thereof, (ii) inserting after the parenthetical in clause (B) thereof the following words “or (C) due to a law or regulation or interpretation becoming applicable as a result of Counterparty’s or one or more of its subsidiaries entering a new business or changing the jurisdiction of organization of Counterparty or one or more of its subsidiaries or as a result of any other action taken by Counterparty or one or more of its subsidiaries”, (iii) deleting the word “or” before “(Y)” in the seventh line thereof and (iv) inserting after the parenthetical in clause (Y) the following words “or (Z) in the case of a Change in Law described in clause (C), there will be a not insignificant adverse effect on Dealer or any of its affiliates in respect of such Transaction or any related transactions”; and provided further that to the extent any increased cost described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions is of a type also described in Section 12.9(a)(vi) of the Equity Definitions, then the consequences provided with respect to “Increased Cost of Hedging” in Section 12.9(b)(vi) of the Equity Definitions shall apply.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Not Applicable

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Additional Disruption Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer. Following any determination or calculation by the Calculation Agent hereunder, the Calculation Agent will use its reasonable best efforts to provide to Counterparty by e-mail promptly following such determination or calculation (but in any event no later than three Scheduled Trading Days after any request by Counterparty) a report (in a commonly used file format for the storage and manipulation of financial data without disclosing Dealer’s proprietary models) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

4. Account Details:

Dealer Payment Instructions: [ ]

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is:

[Dealer]
[Address]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	Alliance Data Systems Corporation
17655 Waterview Parkway
Dallas, TX 75252
Attn:	Chief Financial Officer
Telephone:	(972) 348-5100
Facsimile:	(972) 348-5326

Address for notices or communications to Dealer:

To:	[Dealer]
[Address]
Attn:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(b) below, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, transactions in the Shares are not prohibited by Regulation M under the Exchange Act (“Regulation M”) as a result of such transactions meeting the requirements of the exceptions set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution as to which the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M are available, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, other than (A) purchases of Shares pursuant to the prepaid forward transactions entered into by Counterparty on the date hereof in connection with the issuance of the Convertible Securities; (B) purchases from, by or on behalf of directors, officers and employees of Counterparty and its affiliates that are not “Rule 10b-18 purchases” as such term is defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”) and (C) purchases pursuant to any preexisting obligation arising under any employee benefit plan of Counterparty or its subsidiaries, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 (each as amended), or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Counterparty shall deliver to Dealer a certified copy of the resolution of Counterparty’s board of directors (or a duly authorized committee thereof) authorizing the Transaction on or prior to the Trade Date.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi) On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(xii) On the Trade Date, Counterparty is not subject to the requirements of the Bank Holding Company Act of 1956, as amended (the “BHCA”). Counterparty shall promptly notify Dealer upon becoming aware that it is subject to the requirements of the BHCA after the Trade Date.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o); 546(e), 546(g), 548(d)(2); 555 and 560 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement; provided that such opinion of counsel may contain customary exceptions and qualifications, including without limitation exceptions or qualifications relating to indemnification provisions.

8. Other Provisions:

(a) Additional Termination Events.

(i) The occurrence of an Amendment Event shall be an Additional Termination Event hereunder with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date with respect thereto pursuant to Section 6(b) of the Agreement. Upon a written request by Counterparty prior to the occurrence of an event that would otherwise constitute an Amendment Event, Dealer shall use good faith efforts to propose an adjustment to the terms of the Transaction to preserve the economic intent of the parties. If Dealer proposes such an adjustment and Counterparty accepts Dealer’s proposed adjustment prior to the occurrence of such event, Dealer shall so adjust the Transaction and such event shall not constitute an Amendment Event.

“Amendment Event” means that, without the prior written consent of Dealer (such consent not to be unreasonably withheld or delayed), Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions) or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend.

(ii) The occurrence of an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01 of the Indenture shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date with respect thereto pursuant to Section 6(b) of the Agreement.

(iii) The occurrence of (x) a Repayment Event or (y) an Unexercised Options Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction, Counterparty is the sole Affected Party and Dealer shall upon Counterparty’s notice to Dealer thereof, which notice shall be delivered to Dealer on the date of such Repayment Event in the case of a Repayment Event, promptly designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in either case the Transaction shall only be terminated in respect of the portion of the Transaction corresponding to the number of Convertible Securities that cease to be outstanding in connection with, as a result of or following such Repayment Event or Unexercised Options Event; and provided further that in the case of an Unexercised Options Event, the value of the Early Termination Amount shall be capped so that the Early Termination Amount does not exceed in the case of an Unexercised Options Event, the value of the Applicable Percentage of the cash, if any, and Shares, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on the relevant Conversion Date (with the value of any Shares included in such consideration determined by the Calculation Agent using the VWAP on the last day of the relevant Cash Settlement Averaging Period (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”)).

“Repayment Event” means that (A) any Convertible Securities are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Securities are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (whether following acceleration of the Convertible Securities or otherwise), or (D) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of Convertible Securities pursuant to the terms of the Indenture and, for the avoidance of doubt, exchange of Convertible Securities in connection with an Exchange Election shall not be Repayment Events.

“Unexercised Options Event” means that Counterparty fails to give Dealer the Notice of Exercise in writing prior to, in respect of any exercise of Options (x) in the case of the Final Conversion Period, 5:00 P.M., New York City time, on the Scheduled Trading Day preceding the relevant Settlement Date and (y) in all other cases, 5:00 P.M., New York City time, on the fifth Exchange Business Day following the relevant Notice Deadline.

(iv) The occurrence of a Failed Exchange Election shall be an Additional Termination Event for which the provisions set forth opposite the caption “Procedures for Exercise—Conversion Date” shall govern.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 8:00 A.M. and 5:00 P.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary. Upon such Notice of Share Termination or such Dealer election, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of outside counsel, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of a registration agreement for a registered offering, (B) provide accountants’ “comfort” letters in customary form for registered offerings of equity securities, (C) provide negative assurance disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on the days and in the amounts Dealer would have otherwise sold such Hedge Shares in the public markets had Dealer not been restricted from so selling such Hedge Shares. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg

Screen ADS.N <Equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA 2002 Master Agreement with respect to that Issuer.”

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event, other than a stock split or stock dividend (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than [            ]%4 and (ii) in the case of any Repurchase Notice other than the first such Repurchase Notice, greater by 0.5% or more than the Notice Percentage included in the immediately preceding Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the sum of (x) the Number of Shares for the Transaction, [            ]5, and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer. So long as the foregoing notice requirement set forth in this Section 8(e) continues to be applicable to Counterparty, Counterparty shall not be required to comply with the similar notice provision set forth in Section 8(e) of the Convertible Bond Hedge Transaction between Counterparty and Dealer dated June 23, 2008.

(f) Transfer and Assignment. Dealer may transfer any of its rights or obligations under the Transaction only with the prior written consent of Counterparty. Counterparty may transfer its rights and obligations under the Transaction without the consent of Dealer; provided that (i) Counterparty shall deliver opinions and documents reasonably satisfactory to Dealer in connection with such assignment; (ii) such assignment shall be effected on terms

[4]	For each of BofA, Barclays and JPM, insert 17.7, 4.5 and 12.3, respectively.
[5]	For BofA, insert “(y) the Number of Shares for the Convertible Bond Hedge Transaction between Counterparty and Dealer dated June 23, 2008 and (z) the Number of Shares for the Forward Stock Purchase Transaction between Counterparty and Merrill Lynch International dated the date hereof”.

For Barclays, insert “and (y) the Number of Shares for the Forward Stock Purchase Transaction between Counterparty and Dealer dated the date hereof”.

For JPM, insert “and (y) the Number of Shares for the Convertible Bond Hedge Transaction between Counterparty and Dealer dated June 23, 2008”.

reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer; (iii) Alliance Data Systems Corporation (or any successor obligor under the Convertible Securities) shall continue to be obligated to provide notices hereunder relating to the Convertible Securities and continue to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above; (iv) such assignment shall be made to a U.S. person (as defined in the Internal Revenue Code of 1986, as amended); (v) Dealer shall not, as a result of such assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment; (vi) no Event of Default, Potential Event of Default or Termination Event shall occur as a result of such assignment; (vii) if Dealer reasonably requests, the transferee shall agree not to hedge its exposure to the Transaction, or to hedge such exposure only pursuant to an effective registration of Alliance Data Systems Corporation (or any successor obligor under the Convertible Securities) or otherwise in compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws; (viii) without limiting the generality of clause (v), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (v) and (vi) will not occur upon or after such transfer and assignment; and (ix) Counterparty shall be responsible for Dealer’s reasonable out-of-pocket costs and expenses, including reasonable fees of counsel, incurred in connection with such transfer and assignment. At any time at which any Excess Ownership Position exists, if Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 8.5%, (ii) the Option Equity Percentage exceeds [            ]%6 or (iii) the CBCA Percentage exceeds 8.5%. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part, beneficially owns (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the Number of Shares on such day, plus (ii) the Number of Shares (as such term is defined in the Convertible Bond Hedge Transaction between Dealer and Counterparty dated as of July 23, 2008) on such day and (B) the denominator of which is the number of Shares outstanding on such day. The “CBCA Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares deemed to be directly or indirectly owned or controlled, for purposes of the Change in Bank Control Act, as amended, by Dealer and its affiliates on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Cash Settlement Averaging Period (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”)) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

[6]	For BofA, insert 19. For each of Barclays and JPM, insert 14.5.

(h) Right to Postpone or Extend. Dealer may postpone any Settlement Date, in whole or in part, for up to 20 Scheduled Trading Days or extend the Cash Settlement Averaging Period (as modified by the provision set forth opposite the caption “Convertible Security Settlement Method”) by the addition of up to 20 Scheduled Trading Days, in each case if the Calculation Agent determines that such postponement or extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder, in each case in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer. In connection with any Settlement Date that is postponed or any Cash Settlement Averaging Period that is extended pursuant to the immediately preceding sentence, if Shares are to be delivered by Dealer to Counterparty on such postponed Settlement Date or on the Settlement Date related to such extension to the Cash Settlement Averaging Period and the record date for any dividend or distribution on the Shares occurs during the period from, and including, the original Settlement Date to, but excluding, such postponed or extended Settlement Date, then on such postponed or extended Settlement Date, in addition to delivering such Shares, Dealer shall pay or deliver, as the case may be, to Counterparty, the per Share amount of such dividend or distribution multiplied by the number of Shares to be delivered.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(k) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(m) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on June 2, 2009 (or such later date as agreed upon by the parties, which in no event shall be later than June 16, 2009) (June 2, 2009 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n) Counterparty’s Obligation to Pay Cancellation Amounts and Early Termination Amounts. Dealer and Counterparty hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, following Dealer’s receipt from Counterparty of the Premium on the Premium Payment Date, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction and, as a result, Counterparty owes to Dealer an Early Termination Amount or (b) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, a Cancellation Amount, such amount shall be deemed to be zero. If Counterparty pays the Premium on the Premium Payment Date, then under no circumstances shall Counterparty be required to pay any amount in addition to the Premium under the Transaction. For the avoidance of doubt, the preceding sentence shall not be construed as limiting any damages that may be payable by Counterparty as a result of a breach of or an indemnity under this Confirmation or the Agreement.

(o) [Regulatory Provisions and Role of Agent language to be included, in each case if applicable]

(p) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(q) Governing Law; Jurisdiction. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

ALLIANCE DATA SYSTEMS CORPORATION

By:
Name:	Edward J. Heffernan
Title:	President and Chief Executive Officer